Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

Mark Haidet – Chief Financial Officer (770) 576-6404

Melissa Coley - Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Record First Quarter Results

Continued strong growth results in adjusted earnings of $.08 per diluted share

ATLANTA—(BUSINESS WIRE)—April 28, 2005—Radiant Systems, Inc. (NASDAQ: RADS—News), a leading provider of innovative technology for the hospitality, petroleum and convenience retail and entertainment industries, today announced financial results for the first quarter ended March 31, 2005.

Summary financial results for the first quarter of 2005 are as follows:

•	Total revenues for the period were $37.3 million, an increase of 39 percent over revenues of $26.8 million for the same period in 2004.

•	Net income before discontinued operations for the period was $1.2 million, or approximately $0.04 per diluted share, an improvement of $2.1 million, or $0.07 per diluted share, compared to the same period in 2004.

•	Net income for the period was $1.2 million, or approximately $0.04 per diluted share, a decrease of $0.8 million, or $0.03 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $2.5 million or $0.08 per diluted share, an increase of $2.4 million or $0.08 per diluted share, compared to the same period in 2004.

John Heyman, the Company’s chief executive officer commented, “Continued strong growth in our hospitality business mitigated the historical seasonality we see in our other businesses and helped drive higher than expected results in the quarter. Specifically, our pipeline of larger, direct account business across the company continued to grow and become more qualified. Our products are producing demonstrable value for our customers. This value proposition has resulted in significant wins for our company and is helping encourage customers to accelerate implementations, allowing us to close and deliver on more direct business than planned during the quarter. Additionally, our indirect channel business continued to be strong and perform ahead of plan driven by excellent execution by our strong community of channel partners.”

Mark Haidet, the Company’s chief financial officer commented, “The business continues to track against our long term model. We have demonstrated our ability to grow while better leveraging our cost structure and strengthening our balance sheet. Even with 39 percent revenue growth, our operating expense remained flat resulting in adjusted operating margin of 8% compared to 1% in the same period of 2004. We generated more than $5.1 million of free cash flow during the first quarter and improved working capital by $1 million. In addition, we reduced our debt by $2.8 million during the period.”

Haidet added, “The strength of the first quarter has increased our visibility and allowed us to increase the low end of our earnings guidance for 2005.”

The Company provided guidance for the second quarter of 2005 with a revenue range of $36 million to $38 million and adjusted earnings of $0.06 to $0.08 per diluted share. The company updated its previous adjusted earnings guidance for the year from a range of $.30 to $.38 to a range of $.32 to $.38 per diluted share. The revenue range remains at $155 million to $160 million.

On January 31, 2004 the Company completed the disposition of its Enterprise Software Systems segment. The historical financial statements have been reported with the Enterprise Software Systems segment included in discontinued operations. Additionally, on January 12, 2004 the Company completed its acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition.

The Company provides adjusted net income/(loss) and adjusted net income/(loss) per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income/(loss) has been adjusted to exclude amortization of acquisition related intangible assets and non-recurring charges. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its first quarter 2005 conference call today at approximately 5 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-280-8277 - reference ID# T563437R.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality, petroleum and convenience retail, and entertainment industries. Radiant’s point-of-sale, self-service kiosk, and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the

Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$15,114	$15,067
Accounts receivable, net	26,490	25,997
Inventories	18,164	18,647
Other short-term assets	2,772	2,122

Total current assets	62,540	61,833

Property and equipment, net	8,428	8,590
Software development costs, net	2,298	2,344
Goodwill	34,860	34,927
Intangibles, net	20,746	22,029
Other long-term assets	256	31

	$129,128	129,754

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$22,702	$24,123
Accrued contractual obligations and payables due to Related Party	2,589	2,982
Customer deposits and unearned revenue	13,351	9,881
Current portion of long-term debt	3,767	5,661

Total current liabilities	42,409	42,647

Client deposits and deferred revenues, net of current portion	517	564
Long-term debt, less current portion	11,951	12,892
Other long-term liabilities	261	344

Total liabilities	55,138	56,447

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 29,157,593 and 29,321,360 shares issued and outstanding	—	—
Additional paid-in capital	118,041	118,649
Accumulated other comprehensive income	363	244
Accumulated deficit	(44,414)	(45,586)

Total shareholders’ equity	73,990	73,307

	$129,128	129,754

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended
	March 31, 2005	March 31, 2004
Revenues:
System sales	$20,402	$11,890
Client support, maintenance and other services	16,937	14,951

Total revenues	37,339	26,841

Cost of revenues:
System sales	10,629	5,309
Client support, maintenance and other services	11,260	8,645

Total cost of revenues	21,889	13,954

Gross profit	15,450	12,887

Operating Expenses:
Product development	2,973	3,472
Sales and marketing	4,211	4,518
Depreciation of fixed assets	811	964
Amortization of intangible assets	1,283	1,044
General and administrative	4,560	3,606

Total operating expenses	13,838	13,604

Income (loss) from operations	1,612	(717)

Interest and other (expense) income, net	(257)	(213)

Income (loss) from continuing operations before income taxes	1,355	(930)

Income tax provision	183	34

Income (loss) from continuing operations	1,172	(964)

Discontinued operations
Loss from operations of Enterprise business, net	—	(913)
Gain on disposal of Enterprise business, net	—	3,809

Income from discontinued operations	—	2,896

Net income	$1,172	$1,932

Income (loss) per share from continuing operations
Basic	$0.04	$(0.03)

Diluted	$0.04	$(0.03)

Net income per share
Basic	$0.04	$0.07

Diluted	$0.04	$0.07

Weighted average shares outstanding:
Basic	29,247	28,906

Diluted	30,302	28,906

Reconciliation of Adjusted Net Income:

Net income	$1,172	$1,932
Operations of discontinued business	—	913
Gain on disposal of discontinued business	—	(3,809)
Lease termination and severance costs	—	—
Amortization of purchased intangibles	1,283	1,044

Adjusted net income	$2,455	$80

Adjusted net income per diluted share	$0.08	$0.00